UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): November 27, 2006
TRANSOCEAN INC.
(Exact name of Registrant as specified in its charter)

CAYMAN ISLANDS (State or jurisdiction of incorporation or organization)	333-75899 (Commission file number)	66-0582307 (I.R.S. employer identification number)

4 GREENWAY PLAZA HOUSTON, TEXAS (Address of principal executive offices)		77046 (Zip code)
Registrant’s telephone number, including area code: (713) 232-7500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Amended and Restated Tax Sharing Agreement

Item 1.01 Entry into a Material Definitive Agreement.
     On November 27, 2006, Transocean Inc. and its subsidiary, Transocean Holdings Inc. (collectively, the “Company”), reached a negotiated settlement with TODCO, the Company’s former subsidiary, arising out of the Tax Sharing Agreement (the “Agreement”) that the Company entered into with TODCO in connection with TODCO’s initial public offering in 2004. As a result of the settlement, the Company and TODCO entered into an Amended and Restated Tax Sharing Agreement (the “Amended and Restated Agreement”).
     Under the terms of the Amended and Restated Agreement, TODCO will pay the Company for 55% of the value of the tax deductions arising from the exercise of Company stock options by current and former employees and directors of TODCO. This payment rate applies retroactively to amounts previously accrued by TODCO and to future payments. Under the terms of the Amended and Restated Agreement, TODCO will also receive a $2.9 million federal tax benefit for use of certain state and foreign tax assets. The Amended and Restated Agreement also provides the change of control provision contained in the Agreement no longer applies to option deductions. However, if TODCO used the option deductions after a change of control, it would be required to pay the Company for 55% of the value of those deductions.
     As a result of the settlement, the Company expects to recognize in the fourth quarter of 2006 revenues of approximately $50 million net of tax that had previously been deferred pending resolution of the dispute.
     A copy of the Agreement has been filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed herewith:
10.1	Amended and Restated Tax Sharing Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN INC.
Date: November 30, 2006	By:	/s/ William E. Turcotte
William E. Turcotte
Vice President, Associate General Counsel and Assistant Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.1	Amended and Restated Tax Sharing Agreement.